Exhibit b(i) under Form N1-A
                                           Exhibit 3(ii) under Item 601/Reg. S-K






                                      WesMark Funds

                                      Amendment #4
                                     to the By-Laws

                               (effective August 23, 2002)

      Strike Sections 2 and 3 of Article II and replace with the following:


     Section 2. Chairman of the Trustees ("Chairman"). The Chairman, if there be a Chairman, shall preside at the meetings of Shareholders and of the Board of Trustees and shall perform such other duties as may be assigned to him from time to time by the Trustees.

     Section 3. President. The President shall be the principal executive officer of the Trust. The President, in the absence of the Chairman, or if there is no Chairman, shall perform all duties and may exercise any of the powers of the Chairman subject to the control of the Trustees. He shall counsel and advise the Chairman. He shall have general supervision over the business of the Trust and policies of the Trust. He shall employ and define the duties of all employees of the Trust, shall have the power to discharge any such employees, shall exercise general supervison over the affairs of the Trust and shall perform such other duties as may be assigned to him from time to time by the Trustees, the Chairman or the Executive Committee. The President shall have the power to appoint one or more Assistant Secretaries or other junior officers, subject to ratification of such appointments by the Board. The President shall have the power to sign, in the name of and on behalf of the Trust, powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities or other property owned by the Trust, and may, in the name of and on behalf of the Trust, take all such action as the President may deem advisable in entering into agreements to purchase securities or other property in the ordinary course of business, and to sign representation letters in the course of buying securities or other property.